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                                                                      Exhibit 99

                         Assisted Living Concepts Names
      Matthew G. Patrick as Chief Financial Officer, Senior Vice President
                                  and Treasurer


(Portland, Oregon - May 16, 2002) Assisted Living Concepts, Inc. (ASLC:OB) today announced the election of Matthew G. Patrick as Chief Financial Officer, Senior Vice President and Treasurer. "We are delighted to have Matt on board as our new CFO and we welcome his finance and banking expertise" said Steven Vick, the Company's CEO.

Mr. Patrick is also a member of the Company's Board of Directors and has served in that capacity since January 2002. Mr. Patrick previously served as Vice President and Treasurer of Sun Healthcare Group, Inc., a long-term care provider, and spent 10 years in corporate banking with various international banks.

Mr. Patrick succeeds Drew Q. Miller who joined the Company as Chief Financial Officer, Senior Vice President and Treasurer in March 2000 and is leaving to pursue other interests. "We appreciate Drew's service to the Company and his assistance with the Company's recent restructuring," said Vick.

Assisted Living Concepts, Inc. owns, operates and develops assisted living residences for older adults who need assistance with the activities of daily living, such as bathing and dressing. As of March 31, 2002, the Company has 183 residences in 16 states. In addition to housing, the Company provides personal care, support services and makes nursing services available according to the individual needs of its residents and as permitted by state regulation. The combination of housing and services provides a cost efficient alternative and an independent lifestyle for individuals who do not require the broader array of medical and health services provided by nursing facilities.

This press release and statements made by or on behalf of Assisted Living Concepts, Inc. relating hereto may be deemed to constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be affected by risks and uncertainties and other risks and uncertainties contained in the Company's filings with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

                              CONTACT INFORMATION:

Matthew G. Patrick, Chief Financial Officer (503) 408-5293 or Steven Vick, President and Chief Executive Officer (503) 252-6233.